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Privileged and Confidential



                                  EXHIBIT 99.6

                              AGREEMENT AND RELEASE


         THIS AGREEMENT AND RELEASE, dated as of December 31, 1999, is entered into by and between AmerUs Life Holdings, Inc., AmerUs Group Co., American Mutual Holding Company, and all of their respective subsidiaries and affiliates (collectively and individually "Employer") and Marcia S. Hanson ("Employee").

         In consideration of the payment by Employer of the Severance Amount and Continued Benefits as hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee agrees as follows:

         1. ALL OTHER AGREEMENTS RESCINDED. Except as expressly otherwise herein provided, this Agreement and Release supersedes and rescinds the Amended and Restated Employment Agreement, dated April 15, 1999, between Employer and Employee and all other agreements oral, written, express, implied or otherwise, if any, between Employer and Employee, effective as of December 31, 1999 (the "Termination Date").

         2. RELEASE AND WAIVER. Except for breaches of the rights provided in Sections 6 and 7 of this Agreement and Release, Employee, on her behalf and on behalf of others who might derive rights through her, fully and forever releases and discharges Employer and each of its partners, principals, stockholders, directors, officers, employees, agents, trustees, pension plan trustees and administrators, contractors, consultants, and attorneys, whether past, present, or future, and all predecessors, successors, and assigns thereof ("Released Parties"), from any and all claims, demands, agreements, causes of action, injunctions, and restraints or liabilities of whatever kind, arising out of or in any way related to her employment with Employer or in her capacity as an officer or a director of Employer, whether in law, equity, or otherwise, and whether now known or unknown or which have ever existed or now exist, including, but not limited to, claims, liabilities, or causes of action relating to or arising out of Employee's hiring, employment, or separation from employment with Employer. This release includes, but is not limited to, claims under the Age Discrimination in Employment Act of 1967, as Amended, 29 U.S.C. ss.621 et. seq., the Family Medical leave Act, 29 U.S.C. ss.2601 et. seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. ss.ss.2000e et. seq., 42 U.S.C. ss.1981, The Civil Rights Act of 1991, the Americans With Disabilities Act, 42 U.S.C. ss.ss.12181-12189, The Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. ss.ss.1001 et. seq., the Iowa Civil Rights Act, as amended, Iowa Code ss.ss.216 et. seq., the Wage Payment Collection Act, Iowa Code ss.91.A et. seq., claims under any local rule, state or federal statute, claims under the common law, claims for breach of contract, claims for any tort, claims for any wrongful discharge, or any other claims which could have been but have not been asserted. Employee acknowledges and agrees that this release, waiver, and covenant not to sue set forth in Section 3 hereof are


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essential and material terms of this Agreement and Release and that without such release, waiver, and covenant not to sue, no agreement would have been reached by the parties.

         3. COVENANT NOT TO SUE. Employee covenants not to sue or to institute or cause to be instituted any kind of claim or action in any federal, state or local agency or court against any of the Released Parties arising out of or attributable to Employee's employment, or separation from employment with Employer, or any other action or cause of action released under Section 2 hereof.

         4. COMPLIANCE WITH APPLICABLE LAW. In order to comply with the Older Workers Benefit Protection Act, Employee acknowledges that she is releasing any claim she might have under the Age Discrimination in Employment Act. Employee shall be given twenty one (21) days to consider entering into this Agreement and Release. If Employee signs this Agreement and Release prior to the end of twenty one (21) days, her signature shall constitute a waiver of that twenty-one day consideration period. Employee shall further be given seven (7) days subsequent to her execution of this Agreement and Release to revoke her execution. Proof of execution shall be provided to Victor N. Daley, by delivering an executed original Agreement and Release within forty-eight (48) hours of its execution. Proof of revocation shall be provided by delivering a notice of revocation to Victor N. Daley prior to the end of the seventh day after executing this Agreement and Release. In the event Employee revokes execution pursuant to this paragraph, Employer shall have no obligation under this Agreement and Release, including no obligation to pay Employee the Severance Amount and Continued Benefits as set forth herein.

         5. EMPLOYEE ADVISED TO SEEK LEGAL COUNSEL. Employee acknowledges that Employer advised her to seek the advice of legal counsel before entering into this Agreement and Release. Employee acknowledges that she has read this Agreement and Release, that she fully understands and appreciates the meaning of this Agreement and Release, that it fully reflects the entirety of the agreement between the parties, that no representation, inducement, or warranty has been made to her by or on behalf of Employer except as expressly set forth herein, that she has consulted competent legal counsel of her selection, and that she KNOWINGLY and VOLUNTARILY enters into this Agreement and Release and agrees to comply with its terms and conditions.

         6. SEVERANCE AMOUNT. The Employee shall receive (i) an amount equal to two (2) years base compensation of $240,000 per year, which sum shall be payable in equal semimonthly installments during this two year period beginning on the day after the Termination Date (the "Severance Period"), (ii) her targeted MIP bonus at the fifty percent 50% level (i.e., $120,000) for each of the two years of the Severance Period which shall be payable on March 1, 2000 and March 1, 2001, respectively, and (iii) an amount equal to her monthly flex credits which shall be payable in equal semimonthly installments of $125 during the Severance Period ((i), (ii) and (iii) collectively the "Severance Amount"). If Employee's Termination Date is later than December 31st of 1999, the base compensation portion (item (i) of the preceding sentence) of the Severance Amount shall be reduced by the amount of Employee's base compensation earned



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between December 31, 1999 and the Termination Date multiplied by .50. For example, a May 1, 2000 Termination Date would result in a reduction of two (2) months compensation providing Employee with a total two year base compensation amount of $440,000.

         7. CONTINUED BENEFITS. In addition to the Severance Amount set forth in
Section 6 above, Employee shall receive the following benefits.

            a. Executive Stock Purchase. During the Severance Period, Employee shall remain eligible to continue her current participation as a participant in the Executive Stock Purchase Plan.

            b. Stock Options and 1999 MIP Payment. Employee's stock options shall as of the Termination Date be forfeited and no longer exercisable, and Employee shall not receive a 1999 MIP payment; however, in lieu of such options and MIP payment, Employee shall receive $280,000.

            c. MIP Deferral. Any amounts the Employee has deferred according to the AmerUs Group MIP Deferral Plan shall be paid on the Termination Date. Valuation of the MIP deferral shall be based on the December 31, 1999 price of AMH Class A common stock.

            d. Long-term Incentive Plan. All deferred monies from the Long Term Incentive Plan plus earnings on those deferrals will be payable at termination. Additionally, the three year performance cycle payout ending December 31, 1999 will be paid as soon as the results are known.

            e. Vacation Pay. Employee shall receive in cash all accrued and unused vacation on the next regularly scheduled pay date following the Termination Date.

            f. Group Insurance Coverage. Employee's group medical and dental coverage shall continue until the Termination Date, and thereafter Employee shall be eligible to continue her medical and dental coverage under COBRA provisions, subject to applicable law. COBRA notices and enrollment forms shall be mailed to Employee's home from MedSoft Corporation, provided that Employee completes and returns the appropriate enrollment forms in accordance with such forms' instructions.

            g. Other Benefits. Employee's accidental death and dismemberment coverage shall end on the last day of the month of the Termination Date. All other fringe benefits provided by Employer, including short-term disability and long-term disability coverage, shall end on the Termination Date. Employee shall have the option of converting her long-term disability insurance utilizing the long-term disability conversion application previously provided to Employee. After completing and returning the application to Provident Life & Accident Insurance




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         Company, Employee shall receive her individualized rate as provided for in the policy. There are no available conversion options for Employee's accidental death and dismemberment or short-term disability coverage.

            h. Life Insurance. Employee's basic group life, as well as any supplemental life, child life, and spouse life insurance elected shall all continue through the last day of the month of the Termination Date. Employee shall have the option to continue her supplemental life, child life, and spouse life insurance coverage through portability or conversion if elected within thirty one (31) days of cessation of coverage. Employee may "port" her supplemental life, child life, or spouse life insurance by completing a portability application that has been provided to Employee. Although Employee may not port her basic group life coverage, she shall have the option of converting her basic life insurance coverage, as well as any supplemental life, child life, and spouse life insurance coverage which Employee has elected, by completing a form that has been provided to Employee. Neither portability nor conversion requires underwriting and Employee may port and/or convert to an amount less than or equal to her basic and supplemental coverage combined, provided she does so within thirty one
         (31) days of the Termination Date.

            i. Retirement Plans. As of the Termination Date, Employee shall be vested in all employee and employer matching contributions to the All*AmerUs Savings & Retirement, SERP, and Excess Benefit Plans salary deferral. Employee's participation in the 401 (k) Plan shall end on the Termination Date, and Employee shall not take a distribution from the plan until thirty (30) days following the Termination Date.

         8. SUCCESSORS; BINDING AGREEMENT. This Agreement and Release shall be binding on, inure to the benefit of, and be enforceable by the successors and assigns of Employer. This Agreement and Release shall be binding on, inure to the benefit of, and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         9. NO ASSIGNMENT. The right of Employee or any other person to the payment of amounts or other benefits under this Agreement and Release shall not be assigned, alienated, hypothecated, placed in trust, disposed of, transferred, pledged or encumbered (except by will or by the laws of descent and distribution), and, to the extent permitted by law, no such amount or payment shall in any way be subject to any legal process to subject the same to the payments of any claim against Employee or any other person.

         10. NOTICE. For the purposes of this Agreement and Release, notices and all other communications provided for in the Agreement and Release shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, provided that all notices to Employer shall be directed to the attention of the



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Chief Executive Officer of Employer, with a copy to the Secretary of Employer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         EMPLOYER:        Chief Executive Officer
                          AmerUs Life Holdings, Inc.
                          699 Walnut Street
                          Des Moines, Iowa 50309

                          Secretary
                          AmerUs Life Holdings, Inc.
                          699 Walnut Street
                          Des Moines, Iowa 50309

         EMPLOYEE:        Marcia S. Hanson
                          13080 Cedarcrest Lane
                          Clive, IA  50325

         11. AMENDMENT; WAIVER. No provisions of this Agreement and Release may be modified, waived or amended unless such waiver, modification or amendment is agreed to in writing and signed by (i) Employee; and (ii) such officer as may be specifically designated by Employer for such purpose, and such provisions shall be modified, waived or amended only to the extent set forth in such writing.

         12. VALIDITY. The invalidity or unenforceability of any provision of this Agreement and Release shall not affect the validity or enforceability of any other provision of this Agreement and Release, which shall remain in full force and effect.

         13. COUNTERPARTS. This Agreement and Release may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

         14. ARBITRATION. Any dispute, disagreement or other question arising from this Agreement and Release or the interpretation thereof shall be settled by arbitration in accordance with the commercial rules then in effect of the American Arbitration Association, except that the arbitrator(s) shall be selected in accordance with the following procedure: such dispute, disagreement or other question shall be referred to and decided by a single arbitrator if the parties can agree upon one within fifteen (15) days after either of the parties shall notify the other, as provided in Paragraph 10 of this Agreement and Release, that it wishes to avail itself of the provisions of this Paragraph 14; otherwise, such dispute, disagreement or other question shall be referred to and decided by three arbitrators, one to be appointed by Employer and one to be appointed by Employee, each such appointment to be made within ten (10) days after the expiration of the fifteen (15) day period referred to above, and the third arbitrator to be appointed by the first two arbitrators within twenty (20) days after the expiration of such ten (10) day


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period. If the first two arbitrators cannot reach agreement on the third arbitrator within said twenty (20) day period, the third arbitrator shall be an impartial arbitrator appointed by the President of the American Arbitration Association within thirty (30) days after the expiration of said twenty (20) day period. Hearings of the arbitrator(s) shall be held in Des Moines, Iowa, unless the parties agree otherwise. Judgment upon an award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction, including courts in the State of Iowa. Any award so rendered shall be final and binding upon the parties hereto. All costs and expenses of the arbitrator(s) shall be paid as determined by such arbitrator(s), and all costs and expenses of experts, witnesses, and other persons retained by the parties shall be borne by them respectively.

         15. INJUNCTIVE RELIEF. In the event of a breach or threatened breach by Employee of the provisions of this Agreement and Release, Employer shall be entitled to an injunction to prevent irreparable injury to Employer. In this regard, Employee understands and agrees that any breach by Employee of the provisions of this Agreement and Release will result in serious and irreparable injury to Employer and its business and that the remedy at law alone will be an inadequate remedy for such breach.

         16. GENERAL CREDITOR. Nothing contained in this Agreement and Release and no action taken pursuant to the provisions of this Agreement and Release shall create or be construed to create a trust of any kind or a fiduciary relationship between Employer and Employee or any other person, nor shall any money or property of Employer be segregated for the benefit of Employee to satisfy the obligations of Employer hereunder. To the extent that Employee acquires a right to receive payments hereunder, such rights shall be no greater than the right of any general unsecured creditor of Employer. Except as expressly provided herein, each payment shall be made in cash from the general assets of Employer.

         17. NONVESTED RIGHTS. The rights and benefits of Employee under this Agreement and Release are nonvested rights and benefits of Employee.

         18. TAX WITHHOLDING. Employer will have the right to withhold from any transfer or payment made to Employee or to any other person hereunder, whether such payment is to be made in cash or other property, all applicable federal, state, city or other taxes or foreign taxes as shall be required in the determination of Employer, pursuant to any statute or governmental regulation or ruling.

         19. DISCLOSURE OF INFORMATION. Employee hereby acknowledges that she has had access to confidential information of Employer and of corporations affiliated with Employer and that such information may constitute valuable, special and unique property of Employer and such other corporations. Employee shall not disclose any such confidential information to any person or entity for any reason or purpose whatsoever, including, without limitation, the disclosure of the terms and conditions of this Agreement and Release, except as may be required by law. If Employee becomes legally compelled to disclose any confidential information, Employee will provide Employer prompt notice thereof so that Employer may seek a protective order or other appropriate



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remedy and Employee will cooperate with Employer in that effort. If such protective order or other remedy is not obtained, Employee (a) will furnish only that portion of the confidential information that Employee is advised by written opinion of counsel is legally required; and (b) will exercise her best effort to obtain reliable assurance that confidential treatment will be accorded such confidential information.

         20. AGREEMENT NOT TO SOLICIT EMPLOYEES OR AGENTS. Employee agrees that, for a period of three (3) years following the Termination Date, neither she nor any affiliate shall, either alone or on behalf of any business engaged in competition with Employer, solicit or induce, or in any manner attempt to solicit or induce any person employed by, or an agent of, Employer to terminate his or her contract or employment or agency, as the case may be, with Employer.

         21. NON-DISPARAGEMENT. Employee agrees that she shall not (a) take any action to demean, disparage, or criticize Employer or any of Employer's officers, employees, agents, directors, or stockholders; or (b) make any negative or adverse remarks whatsoever to any third party, including without limitation, actual or potential customers, investors of Employer, and past, current or future employees, agents, and/or consultants of Employer, concerning the business, operations, technologies, products, services, marketing strategies, pricing policies, management, affairs and financial condition of Employer and/or its successors, assigns, stockholders, officers, directors, and employees; provided, however, that nothing contained in this Paragraph shall be deemed to prohibit Employee from truthfully responding to inquires pursuant to legal process or providing information as required by law.

         22. RETURN OF DOCUMENTS. Employee agrees that upon the Termination Date Employee shall deliver to Employer all notes, letters, documents, and records which may contain proprietary information which are then in her possession or control and shall destroy any and all copies and summaries thereof not returned to Employer.

         23. GOVERNING LAW. The provisions of this Agreement and Release shall (except to the extent federal law applies) be construed in accordance with the laws of the State of Iowa, without giving effect to any choice of law rules that may require the application of the laws of another jurisdiction.

         24. ENTIRE AGREEMENT. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereto, and upon the execution and delivery of this Agreement, neither AMH nor Employee shall have any further rights, obligations or liabilities under the Prior Agreement or any other written or oral agreement relating to the subject matter hereof.


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         IN WITNESS WHEREOF, Employee has executed this Agreement and Release on this 31st day of December, 1999.

EMPLOYER:                                  EMPLOYEE:

 s/ Roger K. Brooks                         s/ Marcia S. Hanson
--------------------------------           -------------------------------------
Printed Name:  Roger K. Brooks             Printed Name:  Marcia S. Hanson

WITNESS:



 s/ Victor N. Daley
--------------------------------
Printed Name:  Victor N. Daley


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